Exhibit 99.1
Exhibit 99.1
Caribou Biosciences Presents Case Report on Long-term Follow up of First Patient Dosed in Phase 1 ANTLER Trial at the Lymphoma, Leukemia, & Myeloma Congress 2022

-- Ongoing complete response at 15 months reported in first patient treated with CB-010 --

BERKELEY, CA, October 18, 2022 – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the presentation of a case report for long-term follow up on the first patient dosed in its ANTLER Phase 1 clinical trial for CB-010 in relapsed or refractory aggressive B cell non-Hodgkin lymphoma (r/r B-NHL). A recent evaluation showed the patient has maintained a complete response (CR) at 15 months after a single dose of CB-010. The case report will be presented at the Lymphoma, Leukemia, & Myeloma Congress being held in New York City, New York on October 18-22, 2022.

The poster presentation provides long-term data for the first patient treated in the ANTLER Phase 1 clinical trial with a single dose of CB-010 administered at dose level 1 (40x106 CAR-T cells). The patient is a 66-year-old male, diagnosed in 2013 with aggressively behaving follicular lymphoma (FL), demonstrating progression of disease within 24 months (POD24). Before joining the ANTLER trial, the patient had received eight prior lines of systemic anti-cancer therapy. After a single dose of CB-010, the patient initially demonstrated a CR at 28 days, which has been maintained through his 15-month evaluation.

“The 15-month CR for the first patient in the ANTLER trial exceeded our expectations at this initial dose level and we are highly encouraged by this outcome as we aim to set a new therapeutic bar for patients with relapsed or refractory B-NHL,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “There is a significant unmet need for an allogeneic cell therapy that can rival the efficacy of autologous cell therapies. We believe that the safety and efficacy profile of CB-010 at dose level 1 has laid the foundation for the promise of this off-the-shelf cell therapy to meet that patient need. As we continue enrollment in the ANTLER trial, our goal is to build upon this foundation by assessing CB-010’s safety and durability at a higher dose level.”

CB-010 is the first allogeneic anti-CD19 CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to improve the persistence of antitumor activity by limiting premature CAR-T cell exhaustion.

Based on the promising initial safety data and response rate at dose level 1, the ANTLER trial is enrolling patients at dose level 2 (80x106 CAR-T cells). Caribou plans to share additional ANTLER data from cohort 1 by the end of 2022.

Details of the poster presentation at the Lymphoma, Leukemia, & Myeloma Congress 2022 are as follows:
Title: A CRISPR-edited Allogeneic Anti-CD19 CAR-T Cell Therapy with PD-1 Knockout Induces Prolonged Complete Response in Relapsed/Refractory Follicular Lymphoma Patient: Case Report from CB-010 ANTLER Study
Abstract: 1328080 (P-004)
Presenter: John L. Harcha, M.D., M.H.A., Chief Internal Medicine Resident, Jewish Hospital-Mercy Health in affiliation with Oncology Hematology Care, Cincinnati, OH

Available on LL&M e-poster platform: Tuesday, October 18, 2022, at 9:00 am ET
Lymphoma Categories: Clinical Case Report (L4)
Location: Sheraton New York Times Square Hotel

The poster is available on the Scientific Publications page of the Technology section of Caribou’s website.

About CB-010
CB-010 is the lead product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) in the ongoing ANTLER Phase 1 trial. CB-010 is an allogeneic anti-CD19 CAR-T cell therapy engineered using Cas9 CRISPR hybrid RNA-DNA (chRDNA) technology to insert a CD19-specific CAR into the TRAC gene and knock out PD-1 to boost the persistence of antitumor activity. CB-010 is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout. Additional information on the ANTLER trial can be found at https://clinicaltrials.gov using identifier NCT04637763.

About Caribou’s Novel Next-Generation CRISPR Platform
CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

Follow us @CaribouBio and visit www.cariboubio.com.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its timing and expectations relating to the release of patient data from its ongoing ANTLER Phase 1 clinical trial for CB-010, the submission of IND applications for CB-011 and CB-012, and target selection for CB-020. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as more patient data becomes available; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contacts:
Investors:
Amy Figueroa, CFA
afigueroa@cariboubio.com
Media:
Peggy Vorwald, Ph.D.
pvorwald@cariboubio.com
Investors and Media:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com
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